SHORCO

                                            THE SHORELINE COMPANIES, INC.
                                            =============================
                                            8360 East Hinsdale Avenue
                                            Englewood, CO  80112
                                            303-779-3661  Fax: 978-428-0529
                                            E-Mail: _____________




COLORADO WYOMING RESERVE COMPANY
1801 Broadway Ste. #600
Denver, CO  80202

Attn: Mr. Kim Fuerst, President

Re: Lightning Draw/Paradox Basin Exploration Project
San Juan County, Utah

Gentlemen:

This Letter of Intent (LOI) when executed by the parties hereto shall serve as an intent by The Shoreline Companies, Inc. (Shorco) to participate for up to a Ten Percent (10%) working interest in the captioned exploration project. The area and lands are described on Exhibit "A" attached hereto and made a part hereof, with participation subject to the following terms and conditions:

                                  GENERAL TERMS

    I. Colorado Wyoming Reserve Company (CWYR) shall contribute its entire leasehold and seismic option ownership in the Exhibit "A" lands (The Lands). These Lands among others, shall also establish an Area of Mutual Interest (AMI) between Shorco and CWYR and the term shall run ten (10) years.

    II.    The term of this LOI shall be for 120 days from April 30, 2000.


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o PAGE 2                                                            May 10, 2000


    III. CWYR shall not be obligated to purchase any additional leases or seismic options in the Lands, but CWYR shall be obligated to maintain all leases and seismic options currently in effect, which shall include delay rentals and seismic option renewals during the full term of this LOI. Should the parties hereto jointly determine not to pay certain rentals or renew certain seismic options, CWYR will not have defaulted under this provision. Should any leases or seismic options be unintentionally or intentionally lost, CWYR shall have the opportunity to reinstate any lost acreage therein. If CWYR is in default of this provision, this LOI may be void able at the sole discretion of Shorco.

    IV. ST Oil Company and Edwards Energy Corporation (ST) have entered in to An Option Agreement with CWYR to purchase up to a 20% working interest in the project area. This agreement is conditioned upon a proposed business combination and financing arrangement. The
           Option agreement runs concurrent with this LOI. If ST is unsuccessful with this effort as set out in the Option Agreement, it is unlikely that they will exercise this option. If ST does not exercise this option, Shorco reserves the right herein to decline any participation under this LOI.

           OBLIGATIONS AND RIGHTS EARNED UNDER THE LOI

    I. In the event ST exercises it' rights as described in Paragraph IV above, Shorco shall commit to tender twenty percent (20%) of the funds subject to paragraph to permit, acquire, process and interpret a 26 to 38 square mile three dimensional (3-D) seismic survey (The Survey) on a previously designated program on the subject Lands. Estimated cost to acquire 100% of said survey is $1,000,000. It is agreed that a maximum of $1,000,000 will be budgeted for this survey, but a tolerance of ten percent (10%) will allowed if the actual Survey is more. In the event the survey can be acquired for less than this amount, Shorco will only be obligated for their proportionate share of the actual survey.

    II. Upon the conditions set forth above, Shorco will earn an assignment of ten percent (10%) Member Interest in the entire subject Lands and project area. CWYR will assign these rights with an eighty percent (80%) net revenue interest, except on the lease known as the Tiger/Legacy lease located in T.31S.-R.23E. wherein CWYR will assign a seventy nine percent (79%) net revenue interest. In the event that CWYR owns less than an entire undivided interest in any lease, Shorco's interest will be proportionately reduced.

    III. Shorco shall have the right to form any legal entity subsidiary, partnership,


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o PAGE 3                                                            May 10, 2000


           LLC, etc. to effect this transaction. Said Entity shall be acceptable to and not impede any of the advantages created by the formation of the Special Purpose Entity as set out below in Paragraph I, Formal Agreement.

    IV. Shorco shall have the right to employ at their expense, independent Consultants to review all data and information, and shall have reasonable access to all files relative to the Paradox Basin and Area of Mutual Interest therein, which is in the possession of CWYR.


    V. Shorco shall have the right to void this LOI without penalty, at any time, prior to ST exercising its Option as set out herein.

                                FORMAL AGREEMENT

I. During the LOI period, the parties hereto agree to create a tax favorable, Special Purpose Entity to prosecute and manage the Project. Said entity will be assigned a 100% working interest of which Shorco will be assigned their proportionate share of the Membership Interest as set out in Paragraph II, Obligations above. Upon demand by the Special Purpose Entity, all funds will be forwarded to, and managed by this entity on an on going and as needed basis. Non-payment under any call, shall result in the forfeiture of any interest not paid for under said call resulting a proportionate reduction of Shorco's interest. The procedure for handling call demands, shall be set out in detail in the Special Purpose Entity Agreement. A manager of this entity will be named at this time.

II. This Agreement shall also be subject to that certain Memorandum dated April 30, 2000, which is attached as Exhibit "B" to the ST Option Agreement, and shall set out the directive on how CWYR and Shorco will proceed with the Special Purpose Entity and prosecute the Survey.

    If the foregoing terms and conditions are acceptable, please sign in the space provided below, forwarding the enclosed extra copy to our offices within five (5) Days hereof.

    Sincerely,

       /s/ F. ROBERT TIDDENS
    F. Robert Tiddens, President

    Agreed to and accepted this day, May 10, 2000,
       /s/ KIM M. FUERST
    ----------------------------
    Kim M. Fuerst, President


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